Exhibit 99.1

NEWS RELEASE For immediate release Patrick Johnson 904 598 7422 PatrickJohnson@RegencyCenters.com

Regency Centers Announces Appointment of Bryce Blair to its Board of Directors

JACKSONVILLE, Fla. (May 27, 2014) – Regency Centers Corporation (“Regency” or the “Company”) (NYSE: REG) announced today that the Company’s Board of Directors appointed Bryce Blair as its newest member. Mr. Blair’s term will begin on October 1, 2014.

“Regency is extremely fortunate to have Bryce join our Board. During his tenure as CEO of AvalonBay he was widely recognized as one of the most talented and astute top executives in the REIT Industry. In addition to his experience and insights to leading a great company, Bryce will bring to our Board an important perspective resulting from his vast knowledge of the multi-family and single-family housing sectors,” said Chairman and Chief Executive Officer Martin E. “Hap” Stein, Jr.

Mr. Blair is the former Chairman and Chief Executive Officer (“CEO”) of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments throughout the United States. He served as CEO from 2001 through 2012 and Chairman from 2002 through 2013. Mr. Blair currently serves as a member of the board of directors of Invitation Homes, LP and PulteGroup, Inc. Mr. Blair is the past chairman of the National Association of Real Estate Investment Trusts (“NAREIT”), where he also served on the Executive Committee and Board of Governors. He received an MBA from Harvard Business School and an undergraduate degree in civil engineering from the University of New Hampshire.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of high-quality grocery-anchored neighborhood and community shopping centers. With 332 retail properties, the company’s portfolio encompasses over 43.9 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 215 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.